Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
News Release

Celanese Corporation Announces Pricing of Senior Notes Offering

DALLAS, September 19, 2016 - Celanese Corporation (NYSE:CE), a global technology and specialty materials company (the “Company”), today announced that its wholly owned subsidiary, Celanese US Holdings LLC (the “Issuer”), priced a public offering of €750 million aggregate principal amount of its 1.125% Senior Notes due 2023 (the “Notes”). The Notes will be guaranteed on a senior unsecured basis by the Company and, initially, certain of the Issuer’s U.S. subsidiaries.
The Company intends to use the net proceeds from the offering to repay amounts outstanding under its existing senior unsecured revolving credit facility of €367 million (as of July 15, 2016).  We intend to use any excess proceeds for general corporate purposes.
The Notes are being offered pursuant to the Company’s existing shelf registration statement filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement, together with the accompanying prospectus, describing the terms of the offering will be filed with the SEC.  Before investing, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the Issuer will file with the SEC for more complete information about the Issuer and the Notes offering.
These documents may be obtained for free by visiting EDGAR on the SEC website at http://www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.
Celanese Contacts:

Investor Relations	Media Relations
Chuck Kyrish	Travis Jacobsen
+1 972 443 4574	+1 972 443 3750
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com
About Celanese
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese’s global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,000 employees worldwide and had

2015 net sales of $5.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release contains "forward-looking statements," which include information concerning the Company's objectives, goals, strategies, future revenues or performance, capital expenditures and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained herein. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics, and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the Company's periodic filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.